Exhibit 4.3

LEAR CORPORATION

2019 LONG-TERM STOCK INCENTIVE PLAN

Article 1.    Establishment, Objectives and Duration

1.1    Establishment of the Plan. Lear Corporation, a Delaware corporation (the “Company”), hereby establishes this Lear Corporation 2019 Long-Term Stock Incentive Plan, as set forth in this document and as may be amended from time to time (the “Plan”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units and other cash and equity incentive Awards. The Plan was approved by the Committee on March 26, 2019 and by the Company’s shareholders on May 16, 2019 (the “Effective Date”). The Plan will remain in effect thereafter as provided in Section 1.3 hereof. Following the Effective Date, no new awards will be granted under the Lear Corporation 2009 Long-Term Stock Incentive Plan, as amended (the “Prior Plan”). For the avoidance of doubt, the Prior Plan and any applicable award agreements issued thereunder will continue to govern any awards that remain outstanding thereunder on and after the Effective Date.

1.2    Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; and to give the Company a significant advantage in attracting and retaining officers, key Employees and Directors.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success, and to allow Participants to share in the success of the Company.

1.3    Duration of the Plan. The Plan will commence on the Effective Date, as defined in Article 2, and will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 15, until all Shares subject to it pursuant to Article 4 have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten (10) year anniversary of the Effective Date.

Article 2.    Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliates” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or in which the Company has a significant equity interest, in either case as determined by the Committee; provided, however, that the definition of Affiliate shall be limited to entities that are eligible issuers of service recipient stock (as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E), or applicable successor regulation) for Awards that would otherwise be subject to Section 409A, unless the Committee determines otherwise. Notwithstanding the foregoing, for purposes of determining whether a Participant has terminated employment with the Company and all Affiliates, “Affiliates” means any corporation (or partnership, limited liability company, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, at least ten percent (10%) of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power). The minimum percentage of ownership or control in the previous sentence shall be raised from ten percent (10%) to twenty percent (20%) for purposes of determining timing of payment of an Award, or amount payable with respect to an Award, that is “deferred compensation” for purposes of Code Section 409A, if payment of such Award or amount would be accelerated or otherwise triggered by a Participant’s termination of employment.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units or other types of equity-based or cash-based incentives hereafter approved by the Committee.

“Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means, unless otherwise set forth in the applicable Award Agreement, with respect to a Participant, “Cause” as defined in any unexpired, written employment or severance or similar agreement between the Participant and the Company or an Affiliate. If there is no such agreement or if such agreement does not define “Cause,” then “Cause” means:

(a)	the willful and continued failure of the Participant substantially to perform his or her duties with or for the Company or an Affiliate;

(b)	the Participant’s engaging in conduct that is significantly injurious to the Company or an Affiliate, monetarily or otherwise;

(c)	the Participant’s commission of a crime that is significantly injurious to the Company or an Affiliate, monetarily, reputationally or otherwise;

(d)	the Participant’s abuse of illegal drugs or other controlled substances or intoxication that impairs the Participant’s ability to perform his or her duties with or for the Company or an Affiliate; or

(e)	the Participant’s breach of any non-competition or non-solicitation covenants contained in any written agreement between the Participant and the Company or an Affiliate.

Unless otherwise defined in the Participant’s written employment or severance or similar agreement, an act or omission is “willful” for the purpose of determining whether a termination of employment was made for “cause” if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate. For purposes of this Plan, if a Participant is convicted of a crime or pleads nolo contendere to a criminal charge, he or she will conclusively be deemed to have committed the crime. The Committee has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether a Participant who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Plan.

A “Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied.

(a)

Any Person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing more than twenty percent (20%) of the combined voting power of the Company’s then outstanding securities.

(b)

During any period of twenty-four (24) consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, Disability or Retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-four (24) month period under consideration.

(c)

Consummation of: (i) a sale or disposition of all or substantially all the Company’s assets; or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(d)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Change in Control Price” means the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means, as designated in accordance with Section 3.1, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Company” has the meaning given to such term in Section 1.1 hereof, and includes, without limitation, any successor thereto as provided in Article 18.

“Director” means any individual who is a member of the Board of Directors and who is not employed by the Company or an Affiliate thereof.

“Disability” means, with respect to any Participant, (a) long-term disability as defined under the long-term disability plan of the Company or an Affiliate that covers such Participant, or (b) if the Participant is not covered by such a long-term disability plan, disability as defined for purposes of eligibility for a disability award under the Social Security Act. Notwithstanding the foregoing, for purposes of determining the period of time after termination of employment during which a Participant may exercise an ISO, “Disability” will have the meaning set forth in Code Section 22(e)(3), which is, generally, that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least twelve (12) months.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Effective Date” has the meaning given to such term in Section 1.1 hereof.

“Eligible Person” means any Employee or Director.

“Employee” means any employee of the Company or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Fair Market Value” means:

(a)

the closing trading price of the Shares on the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, on the NASDAQ Stock Market or any other exchange on which they are traded; or

(b)	if the Shares are not traded on any exchange, the mean between the closing bid and asked prices of the Shares in the over-the-counter market; or

(c)

if those bid and asked prices are not available, then the fair market value as reported by any nationally recognized quotation service selected by the Committee or as determined in good faith by the Committee.

Notwithstanding the foregoing, for purposes of Awards intended to be exempt from Code Section 409A, the Fair Market Value shall be no less than the “fair market value,” as such term is defined for purposes of Code Section 409A.

“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

“Good Reason” has the meaning set forth in any unexpired, written employment or severance or similar agreement between a Participant and the Company or an Affiliate, solely if and to the extent that such term is defined in such an agreement. If a Participant does not have a written employment or severance or similar agreement with the Company or an Affiliate, or if such agreement does not define “Good Reason,” this term shall not apply to such Participant for purposes of the Plan.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan pursuant to Section 5.2 and who has outstanding an Award granted under the Plan.

“Performance Period” means the time period, set by the Committee in its discretion, during which performance objectives must be met in order for a Participant to earn Performance Units or Performance Shares granted under Article 9.

“Performance Share” means an Award with an initial value equal to the Fair Market Value on the date of grant which is based on the attainment of performance objectives, as described in Article 9.

“Performance Unit” means an Award with an initial value established by the Committee at the time of grant which is based on the attainment of performance objectives, as described in Article 9.

“Person” has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” has the meaning given to such term in Section 1.1 hereof.

“Prior Plan” has the meaning given to such term in Section 1.1 hereof.

“Replacement Award” means an Award resulting from the exchange or substitution specified in Section 14.1 upon a Change in Control and meeting the applicable conditions specified in Section 14.1, provided that such Award is issued by a company (foreign or domestic) the majority of the equity of which is listed under and in compliance with the domestic company listing rules of the New York Stock Exchange or with a similarly liquid exchange which has comparable standards to the domestic listing standards of the New York Stock Exchange.

“Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Article 8.

“Restricted Stock Unit” means a Restricted Unit granted to a Participant, as described in Article 8, that is payable in Shares.

“Restricted Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Article 8, that is (a) credited with amounts equal to Shares or some other unit of measurement specified in the Award Agreement, (b) subject to restrictions, including, without limitation, a Restriction Period, and (c) payable in cash or Shares.

“Restriction Period” means the period during which the transfer of shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as determined by the Committee, at its discretion) or the shares of Restricted Stock, Restricted Stock Units or Restricted Units are not vested.

“Retirement” means termination of employment or service on or after (a) reaching the age established by the Company as the normal retirement age in any unexpired employment, severance or similar agreement between the Participant and the Company or an Affiliate, or, in the absence of such an agreement, the normal retirement age under the tax-qualified defined benefit retirement plan or, if none, the tax-qualified defined contribution retirement plan, sponsored by the Company or an Affiliate in which the Participant participates, (b) attaining a combination of years of age and service with the Company and its Affiliates (including, to the extent applicable and credited by the Company, service with another company prior to it becoming an Affiliate) of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service) or (c) solely with respect to a Director, the Participant’s cessation of service as a Director as a result of being ineligible to stand for re-election after attaining a certain age.

“Shares” means the shares of common stock, $0.01 par value, of the Company, including their associated preferred share purchase rights, if applicable.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR pursuant to the terms of Article 7.

“Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or SAR.

“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which requires forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR will similarly be canceled).

“Vested Options and SARs” has the meaning given to such term in Section 14.1(a)(i) hereof.

Article 3.    Administration

3.1    The Committee. The Plan will be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board, which Committee (unless otherwise determined by the Board) will satisfy the “non-employee director” requirements of Rule 16b-3 under the Exchange Act and the regulations of Rule 16b-3 under the Exchange Act, or any successor regulations or provisions, so long as the Company is subject to the registration requirements of the Exchange Act. The members of the Committee will be appointed from time to time by, and serve at the discretion of, the Board of Directors. The Committee will act by a majority of its members at the time in office and eligible to vote on any particular matter, and Committee action may be taken either by a vote at a meeting or in writing without a meeting.

3.2    Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: select Eligible Persons to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan; and (subject to the provisions of Section 4.5 and Article 15) amend the terms and conditions of any outstanding Award to the extent they are within the discretion of the Committee as provided in the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including, without limitation, the Company, its Board of Directors, its shareholders, all Affiliates, Employees, Participants and their estates and beneficiaries.

Article 4.    Shares Subject to the Plan and Limitations on Awards

4.1    Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.2 and 4.3, the number of Shares that may be issued or transferred to Participants under the Plan shall not exceed the sum of (i) 2,526,858 Shares and (ii) any Shares under the Prior Plan subject to awards that, after the Effective Date, are forfeited, terminated, lapsed or satisfied thereunder in cash or property other than Shares. Subject to adjustment as provided in Section 4.3, the maximum number of Shares and Share equivalent units that may be granted during any calendar year to any one Participant under Options, SARs, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares or any other Award is 1,000,000. The maximum number of Shares that may be issued pursuant to Options intended to be ISOs is 1,000,000. The maximum aggregate dollar amount that may be paid to any one Participant during any calendar year under Performance Units or any cash incentive Award granted under Section 9.10 is $20,000,000. The Shares with respect to which Awards may be made will include authorized but unissued Shares, and Shares that are currently held or subsequently acquired by the Company as treasury Shares, including Shares purchased in the open market or in private transactions. For the avoidance of doubt, Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the share reserve and the limits in this Section 4.1 based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares.

4.2    Lapsed Awards. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled SARs are exercised, the aggregate number of Shares subject to such SARs shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares tendered to exercise outstanding Options or other Awards or to cover applicable taxes on Awards shall not be available for issuance under the Plan.

4.3    Adjustments in Authorized Shares.

(a)

If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or other similar change in the corporate structure of the Company affecting the Shares) or if the number of Shares is increased through the payment of a stock dividend, then the Committee will substitute for or add to each Share previously appropriated, later subject to, or which may become subject to, an Award, the number and kind of shares of stock or other securities into which each outstanding Share was changed for which each such Share was exchanged, or to which each such Share is entitled, as the case may be. Outstanding Awards will also be appropriately adjusted as to price and other terms, to the extent necessary to reflect the events described above.

(b)

Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not that notice is given) will be effective and binding for all Plan purposes.

4.4    Limitation on Non-Employee Director Compensation. Notwithstanding anything herein to the contrary, compensation paid to a Director, including cash fees and Awards under the Plan (based on the grant date Fair Market Value of such Awards for financial reporting purposes), shall not exceed $900,000 per fiscal year in respect of his or her service as a Director. For the avoidance of doubt, compensation shall be counted towards this limit for the Board compensation year in which it is earned (and not when it is paid or settled in the event that it is deferred).

4.5    Minimum Vesting Requirements. Except in the case of Substitute Awards granted pursuant to Section 4.6 and subject to the following sentence, Awards granted under the Plan shall be subject to a minimum vesting period of one (1) year. Notwithstanding the foregoing, (a) the Committee may provide that the vesting of an Award shall accelerate in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control, and (b) the Committee may grant Awards covering five percent (5%) or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirement. Notwithstanding the foregoing, with respect to Awards to Directors, the vesting of such Awards will be deemed to satisfy the one (1) year minimum vesting requirement to the extent that the Awards vest on the earlier of the one (1) year anniversary of the date of grant and the next annual meeting of the Company’s shareholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.

4.6    Substitute Awards.

(a)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(b)

In the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors on account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or SARs may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or SAR shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Article 5.    Eligibility and Participation

5.1    Eligibility. All Eligible Persons, including Eligible Persons who are members of the Board, are eligible to participate in this Plan.

5.2    Actual Participation. Subject to the provisions of the Plan, the Committee will, from time to time, select those Eligible Persons to whom Awards will be granted, and will determine the nature and amount of each Award.

Article 6.    Stock Options

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Persons in the number, and upon the terms, and at any time and from time to time, as determined by the Committee.

6.2    Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the manner, time and rate of exercise or vesting of the Option, and such other provisions as the Committee determines. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.

6.3    Exercise Price. The Exercise Price for each Share subject to an Option will be at least one hundred percent (100%) of the Fair Market Value on the date the Option is granted.

6.4    Duration of Options. Each Option will expire at the time determined by the Committee at the time of grant, but no later than the tenth (10th) anniversary of the date of its grant.

6.5    No Dividend Equivalents. Subject to Section 4.3, the Committee may not grant payments in connection with Options that are equivalent to dividends declared and paid on the Shares underlying the Options.

6.6    Exercise of Options. Options will be exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves, which need not be the same for each Award or for each Participant.

6.7    Payment. The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares and any withholding tax relating to the exercise of the Option.

The Exercise Price and any related withholding taxes will be payable to the Company in full either: (a) in cash, or its equivalent, in United States dollars; (b) by tendering Shares owned by the Participant and duly endorsed for transfer to the Company, Shares issuable to the Participant upon exercise of the Option, or any combination of cash, certified or cashier’s check and Shares described in this clause (b); or (c) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law. Cashless exercise must meet the requirements of the Federal Reserve Board’s Regulation T and any applicable securities law restrictions. For this purpose, “cashless” exercise will mean that the Participant notifies the Company it will exercise, and the Company is instructed to deliver the Share issuable on exercise to a broker, who sells the Shares and holds back the Exercise Price (and, often, the federal and state withholdings). Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, permit a Participant to satisfy such Participant’s tax withholding obligation by tendering Shares having a Fair Market Value equal to the amount required to be withheld or other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09).

6.8    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed or traded, and under any blue sky or state securities laws applicable to the Shares.

6.9    Termination of Employment. Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise the Option after his or her termination of employment with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Options, and may reflect, among other things, distinctions based on the reasons for termination of employment.

6.10    Nontransferability of Options. Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

6.11    Incentive Stock Options. The grant of ISOs hereunder shall be subject to all of the requirements of Code Section 422, including the following limitations:

(a)

If an ISO is granted to a Participant who (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, (i) the Exercise Price for each Share subject to the ISO shall not be less than one-hundred and ten percent (110%) of the Fair Market Value of a Share on the date of grant, and (ii) the ISO will expire upon the earlier of the time specified by the Committee in the Award Agreement and the fifth (5th) anniversary of the date of grant.

(b)	ISOs may be granted only to persons who are, as of the date of grant, common-law Employees of the Company or a subsidiary (as such term is defined in Code Sections 424(e) and (f)).

(c)

To the extent that the aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as NQSOs to the extent required by Code Section 422. For purposes of this Section 6.11(c), ISOs shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(d)	No Option that is intended to be an ISO may be granted under the Plan unless the Company’s shareholders approve the Plan within twelve (12) months after the Committee’s adoption of the Plan.

(e)

In the event of a Participant’s change of status from Employee to Director, an ISO held by the Participant shall cease to be treated as an ISO and shall be treated for tax purposes as an NQSO three (3) months and one (1) day following such change of status.

Article 7.    Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time, as determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two.

Within the limits of Article 4, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs.

The grant price of a SAR will equal the Fair Market Value on the date of grant of the SAR.

7.2    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.3    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.4    Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the grant price, the term of the SAR and such other provisions as the Committee determines.

7.5    Term of SARs. The term of an SAR will be determined by the Committee, in its sole discretion, but may not exceed ten (10) years.

7.6    Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)

the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by

(b)	the number of Shares as to which the SAR is exercised.

The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

7.7    Termination of Employment. Each SAR Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of employment with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all SARs issued under the Plan, and may reflect, among other things, distinctions based on the reasons for termination of employment.

7.8    Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

7.9    No Dividend Equivalents. Subject to Section 4.3, the Committee may not grant payments in connection with SARs that are equivalent to dividends declared and paid on the Shares underlying the SARs.

Article 8.    Restricted Stock, Restricted Stock Units and Restricted Units

8.1    Grant of Restricted Stock, Restricted Stock Units or Restricted Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock, Restricted Stock Units or Restricted Units to Participants in such amounts as it determines.

8.2    Award Agreement. Each grant of Restricted Stock, Restricted Units or Restricted Stock Units will be evidenced by an Award Agreement that specifies the Restriction Periods, the number of Shares or Share equivalent units granted, and such other provisions as the Committee determines.

8.3    Nontransferability. Restricted Stock, Restricted Units and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)), until the end of the applicable Restriction Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock, Restricted Units and Restricted Stock Units will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.4    Other Restrictions. The Committee may impose such other conditions or restrictions on any Restricted Stock, Restricted Units or Restricted Stock Units as it deems advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, individual, or any combination of them), time-based restrictions on vesting following the attainment of the performance objectives, and restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 8.4 as to any given Award will lapse all at once or in installments.

The Company will retain the certificates representing Shares of Restricted Stock in its possession until all conditions and restrictions applicable to the Shares have been satisfied.

8.5    Payment of Awards. Except as otherwise provided in this Article 8, Shares covered by each Restricted Stock grant will become freely transferable by the Participant after the last day of the applicable Restriction Period, and Share equivalent units covered by a Restricted Unit or Restricted Stock Unit will be paid out in cash or Shares to the Participant following the last day of the applicable Restriction Period, or on a later date provided in the Award Agreement.

8.6    Voting Rights. During the Restriction Period, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares.

8.7    Dividends and Other Distributions. During the Restriction Period, unless otherwise determined by the Committee and set forth in an Award Agreement, Participants awarded Shares of Restricted Stock, Restricted Units or Restricted Stock Units hereunder will be credited with regular cash dividends or dividend equivalents paid on those Shares or with respect to those Share equivalent units. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividends and other distributions; provided, that no dividends or dividend equivalents will be paid on unvested Awards of Restricted Stock, Restricted Units or Restricted Stock Units during the Restriction Period, but to the extent that any such Awards contain the right to receive dividends or dividend equivalents during the Restriction Period, such dividends or dividend equivalents will be accumulated and paid once (and to the extent that) the underlying Awards vest.

8.8    Termination of Employment. Each Award Agreement will set forth the extent to which the Participant has the right to retain unvested Restricted Stock, Restricted Stock Units or Restricted Units after his or her termination of employment with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards of Restricted Stock, and may reflect, among other things, distinctions based on the reasons for termination of employment.

Article 9.    Performance Units, Performance Shares and Other Awards

9.1    Grant of Performance Units or Performance Shares. Subject to the terms of the Plan, Performance Units or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines.

9.2    Value of Performance Units and Performance Shares. Each Performance Unit will have an initial value established by the Committee at the time of grant. Each Performance Share will have an initial value equal to the Fair Market Value on the date of grant. The Committee will set performance objectives and a Performance Period during which the performance objectives must be met in its discretion which, depending on the extent to which they are met, will determine the number or value (or both) of Performance Units or Performance Shares that will be paid out to the Participant.

9.3    Earning of Performance Units and Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares will be entitled to receive payout on the number and value of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved.

9.4    Award Agreement. Each grant of Performance Units or Performance Shares will be evidenced by an Award Agreement specifying the material terms and conditions of the Award (including the form of payment of earned Performance Units or Performance Shares), and such other provisions as the Committee determines.

9.5    Dividend Equivalents. Unless otherwise determined by the Committee and set forth in an Award Agreement, dividend equivalents will be paid on Awards of Performance Shares. Dividend equivalents may be paid on Awards of Performance Units in the Committee’s sole discretion. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividend equivalents with respect to Performance Shares and Performance Units; provided, that no dividend equivalents will be paid on unvested Performance Shares or Performance Units, but to the extent that any such Awards contain the right to receive dividend equivalents during the Performance Period, such dividend equivalents will be accumulated and paid once (and to the extent that) the underlying Awards vest.

9.6    Form and Timing of Payment of Performance Units and Performance Shares. Except as provided in Article 12, payment of earned Performance Units and Performance Shares will be made as soon as practicable after the close of the applicable Performance Period, in a manner determined by the Committee in its sole discretion. The Committee will pay earned Performance Units and Performance Shares in the form of cash, in Shares, or in a combination of cash and Shares, as specified in the Award Agreement. Performance Shares may be paid subject to any restrictions deemed appropriate by the Committee.

9.7    Termination of Employment Due to Death or Disability. Unless determined otherwise by the Committee and set forth in the Participant’s Award Agreement, if a Participant’s employment is terminated by reason of death or Disability during a Performance Period, the Participant will receive a prorated payout of the Performance Units or Performance Shares, as specified by the Committee in its discretion in the Award Agreement. Payment of earned Performance Units and Performance Shares will be made at a time specified by the Committee in its sole discretion and set forth in the Participant’s Award Agreement.

9.8    Termination of Employment for Other Reasons. If a Participant’s employment terminates during a Performance Period for any reason other than death or Disability, the Participant will forfeit all Performance Units and Performance Shares to the Company, unless the Participant’s Award Agreement provides otherwise.

9.9    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units and Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan will be exercisable during the Participant’s lifetime only by the Participant or Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

9.10    Other Awards. In addition to the Awards described in Articles 6 through 8 and Sections 9.1 through 9.9 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate. Dividend equivalents may be paid on such other Awards in the Committee’s sole discretion. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividend equivalents with respect to such other Awards; provided, that no dividend equivalents will be paid on any such unvested Awards, but to the extent that any such Awards contain the right to receive dividend equivalents prior to vesting, such dividend equivalents will be accumulated and paid once (and to the extent that) the underlying Awards vest.

Article 10.    Performance Measures

The Committee may establish performance goals for performance-based Awards under the Plan, which may be based on any performance measures selected by the Committee. Such performance measures may include, but are not limited to, any of the following:

(a)	Earnings (including, but not limited to, earnings before interest and taxes, earnings before taxes, and net earnings);

(b)	operating earnings or income;

(c)	earnings growth;

(d)	net sales growth;

(e)	net income (absolute or competitive growth rates comparative);

(f)	net income applicable to common stock;

(g)	cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

(h)	earnings per Share;

(i)	return on shareholders equity (absolute or peer-group comparative);

(j)	stock price (absolute or peer-group comparative);

(k)	absolute and/or relative return on common shareholders equity;

(l)	absolute and/or relative return on capital;

(m)	absolute and/or relative return on assets;

(n)	economic value added (income in excess of cost of capital);

(o)	customer satisfaction;

(p)	quality metrics;

(q)	expense reduction; and

(r)	ratio of operating expenses to operating revenues.

The Committee may specify any reasonable definition of the performance measures it uses, and the measures may be described in terms of Company-wide objectives, objectives that relate to the performance of an individual Participant, an Affiliate, or a division, region, department, function or segment within the Company or an Affiliate. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; changes in applicable law or the application thereof; and other non-operating items. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Committee may determine that the performance goals or Performance Period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.

Article 11.    Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to (i) the beneficiary designated by the Participant for purposes of the tax-qualified defined benefit retirement plan or, if none, the tax-qualified defined contribution retirement plan of the Company or an Affiliate in which the Participant participates, (ii) the Participant’s spouse, if living, or (iii) the Participant’s estate or other entity described in the Participant’s Award Agreement.

Article 12.    Deferrals

The Committee may, consistent with the requirements of Code Section 409A, permit a Participant to defer receipt of cash or Shares that would otherwise be due to him or her by virtue of an Option or SAR exercise, the lapse or waiver of restrictions on Restricted Stock, Restricted Stock Units, Restricted Units or other Awards, or the satisfaction of any requirements or objectives with respect to Performance Units, Performance Shares or other Awards. If any such deferral election is permitted, the Committee will, in its sole discretion, establish rules and procedures for such deferrals consistent with the requirements of Code Section 409A.

Article 13.    Rights of Employees

13.1    Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

13.2    Participation. No Eligible Person will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

Article 14.    Change in Control

14.1    Treatment of Awards upon a Change in Control. Upon the occurrence of a Change in Control, the following provisions of this Section 14.1 shall apply to all Awards, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award and unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)	Options and SARs.

(i)    Any outstanding Options and SARs, unless exchanged by the Company for a Replacement Award, will become immediately exercisable (and will deemed to be exercisable immediately prior to the Change in Control), and will remain exercisable throughout the remainder of their term (the “Vested Options and SARs”); provided, however, that, with respect to Vested Options and SARs that are not exercised upon the Change in Control, such Vested Options and SARs will be subject to the provisions of Section 14.1(d) below, as applicable. To the extent that this provision causes ISOs to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be NQSOs.

(ii)    Any Option or SAR may be exchanged by the Company upon the Change in Control for a Replacement Award that satisfies the conditions of this Section 14.1(a)(ii). The Replacement Award shall have equivalent value and vest and become exercisable in accordance with the vesting schedule and term for exercisability, in each case that applied to the corresponding Option or SAR for which it is being exchanged, provided, however, that if within twenty-four (24) months of such Change in Control, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, such Award, to the extent then outstanding, shall become fully vested and exercisable upon such termination of employment.

(b)	Restricted Stock, Restricted Stock Units and Restricted Units.

(i)    Any Restriction Periods or other restrictions imposed on Restricted Stock, Restricted Stock Units and Restricted Units that are not exchanged by the Company for a Replacement Award will lapse, except that the degree of vesting associated with those Awards that is conditioned on the achievement of performance conditions will be determined as set forth in Section 14.1(c).

(ii)    Any Restricted Stock, Restricted Stock Unit, or Restricted Unit may be exchanged by the Company upon the Change in Control for a Replacement Award that satisfies the conditions of this Section 14.1(b)(ii). The Replacement Award shall have equivalent value to the Award for which it is being exchanged and shall vest in accordance with the vesting schedule that applied to the corresponding Award for which it is being exchanged, provided, however, that if within twenty-four (24) months of such Change in Control, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, such Award, to the extent then outstanding, shall become free of all contingencies, restrictions and limitations and become vested and transferable (or paid) upon such termination of employment.

(c)	Performance Shares and Performance Units.

(i)    Except as otherwise provided in the Award Agreement, the vesting of all Performance Units and Performance Shares that are not exchanged by the Company for a Replacement Award will be accelerated as of the effective date of the Change in Control, and Participants will be paid, within thirty (30) days after the effective date of the Change in Control, an amount in cash based on an assumed achievement of all relevant performance objectives at target levels.

(ii)    Any Performance Share or Performance Unit may be exchanged by the Company upon a Change in Control for a Replacement Award that satisfies the conditions of this Section 14.1(c)(ii). The Replacement Award shall not be subject to any performance condition referred to in Article 10 above or otherwise, but instead shall be subject solely to the restrictions, if any, of the Award for which it is being exchanged that are based on the passage of time through the expiration date of the Performance Period utilized in the Award for which it is being exchanged. The number or value of such Replacement Award shall be determined based on the assumed achievement of all of the relevant performance objectives of the Award for which it is being exchanged at their target levels. Notwithstanding the foregoing in this Section 14.1(c)(ii), if within twenty-four (24) months of such Change in Control, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, such Replacement Award, to the extent then outstanding, shall become free of all contingencies, restrictions and limitations and become vested and transferable (or paid) upon such termination of employment.

(d)

(i)    If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for settlement of the Vested Options and SARs for the Change in Control Price (less, to the extent applicable, the per Share Exercise Price or grant price), or, if the per Share Exercise Price or grant price equals or exceeds the Change in Control Price, such Vested Options and SARs shall terminate and be canceled.

(ii)    To the extent that Restricted Stock, Restricted Units and Restricted Stock Units settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction.

14.2    Termination, Amendment and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan or any provision in an Award Agreement, this Article 14 may not be terminated, amended or modified on or after the effective date of a Change in Control in a way that would adversely affect any Award in any material way theretofore granted to a Participant, unless the Participant gives his or her prior written consent to the termination, amendment or modification.

Article 15.    Amendment, Modification and Termination

15.1    Amendment, Modification and Termination. Subject to Section 14.2, the Committee or Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part. The Committee or Board will not, however, increase the number of Shares that may be issued or transferred to Participants under the Plan, as described in the first sentence of Section 4.1 (and subject to adjustment as provided in Sections 4.2 and 4.3).

Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Except as provided in Sections 4.3 and 15.2, the Committee will not, however, modify any outstanding Option or SAR so as to specify a lower Exercise Price or grant price (and will not cancel an Option or SAR and substitute for it an Option or SAR with a lower Exercise Price or grant price), without the approval of the Company’s shareholders. In addition, except as provided in Sections 4.3 and 15.2, the Committee may not cancel an outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share and substitute for it another Award or cash payment without the prior approval of the Company’s shareholders. Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

15.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (i) in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or its financial statements, (ii) in recognition of changes in applicable laws, regulations, or accounting principles, or (iii) whenever the Committee determines that such adjustments are necessary, equitable and/or appropriate.

15.3    Awards Previously Granted. No termination, amendment or modification of the Plan will adversely affect in any material way any Award already granted, without the written consent of the Participant who holds the Award.

15.4    Compliance with Code Section 409A. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months.

Article 16.    Withholding

16.1    Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan. No Award Agreement will permit reload Options to be granted in connection with any Shares used to pay a tax withholding obligation.

16.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount required to be withheld or other greater amount up to the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

Article 17.    Indemnification

Each person who is or has been a member of the Committee or the Board will be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person will also be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

Article 18.    Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.

Article 19.    Legal Construction

19.1    Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

19.2    Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

19.3    Requirements of Law. The granting of Awards and the issuance of Share or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

19.4    Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19.5    Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish a sub-plan hereunder and/or rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

19.6    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

19.7    Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the State of Michigan without giving effect to principles of conflicts of law.

19.8    Offsets. To the extent permitted by applicable law, the Company shall have the right to offset from any Award payable hereunder any amount that a Participant owes to the Company or any Affiliate without the consent of the Participant (or his or her beneficiary, in the event of the Participant’s death).

19.9    Plan Document Controls. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and an Award Agreement, the terms and conditions of the Plan shall control.

Article 20.    Incentive Compensation Recoupment Policy

Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, all Awards are subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

*    *    *    *    *